Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the
Fourth Quarter and Year 2004
- - -
Fourth Quarter Net Income Allocable to Common Stockholders of $0.21 per Share

NEWTOWN, PA – March 10, 2005 – CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the fourth quarter and twelve months ended December 31, 2004.

     Net product sales decreased 1% to $13.0 million in the fourth quarter of 2004 compared to $13.1 million in the fourth quarter of 2003. Total revenues were $13.2 million, a decrease of 6% from $14.1 million in total revenues in the fourth quarter of 2003. CollaGenex earned gross margins of 85.8% of net product sales in the fourth quarter of 2004 compared with gross margins of 86.3% of net product sales in the fourth quarter of 2003.

     During the fourth quarter of 2004, net income increased 45% to $3.4 million compared to net income of $2.4 million during the fourth quarter of 2003. Net income allocable to common stockholders for the fourth quarter of 2004 increased 54% to $3.0 million, or $0.21 per basic and diluted share, compared to net income allocable to common stockholders of $2.0 million, or $0.14 per basic and diluted share, in the fourth quarter of 2003. Fourth quarter 2004 net income and net income allocable to common stockholders included a pretax gain on the sale of certain U.K. and European dental assets of $3.0 million.

     Research and development (R&D) expenses in the fourth quarter of 2004 increased 171% to $2.8 million, compared with $1.0 million in the fourth quarter of 2003. This increase reflects the Company’s commitment to developing its proprietary product pipeline through the development of Periostat-MR™ for adult periodontitis, Oracea™ for the treatment of rosacea and products based on the Restoraderm™ technology platform.

     Selling, general and administrative expenses were reduced by 18% to $7.3 million in the fourth quarter of 2004 compared to $8.9 million in the fourth quarter of 2003. This decline primarily reflects improved efficiencies in the Company’s sales and marketing organization following the restructuring of its sales force during the second quarter of 2004.

     Nancy C. Broadbent, chief financial officer of CollaGenex, stated, “Our net product sales in the fourth quarter of 2004, including reorders from Mutual, mirrored true end-user demand following an unevenness in 2004 quarterly sales resulting from the significant Mutual stocking order in the second quarter. Total Periostat tablets dispensed during the fourth quarter of 2004, including Mutual’s branded version of Periostat, were 2% higher than the third quarter of 2004 and 1% lower than the fourth quarter of 2003. The decline in tablets dispensed in the fourth quarter of 2004 compared to the fourth quarter of 2003 was primarily due to lower prescribing from marginal dental sales territories that we are no longer detailing as a result of our sales force restructuring earlier in the year. These sales force efficiencies allowed us to maintain nearly all of our Periostat business with significantly lower sales and marketing costs. An additional benefit of this restructuring is that the separation of our sales force into dental and dermatology divisions will greatly facilitate the expansion of our dermatology sales force in anticipation of the launch of Oracea following FDA approval next year.”

     For the twelve months ended December 31, 2004, net product sales were $51.7 million, a 6% increase over net product sales of $49.0 million recorded during the twelve months of 2003. Total revenues for the year ended December 31, 2004 decreased 1% to $52.1 million compared to $52.9 million in the corresponding prior year period due to the significant decrease in contract revenues in 2004 resulting from the expiration or mutual termination of co-promotion agreements on several products. CollaGenex reported gross margins of 85.6% on net product sales in the twelve months of 2004 compared with gross margins of 85.0% on net product sales in the prior year’s period.

     During the twelve months of 2004, net income increased 2% to $6.5 million compared to net income of $6.4 million during the twelve months of 2003. Net income allocable to common stockholders for the twelve months of 2004 was $4.9 million, or $0.35 per basic and $0.34 per diluted share, an increase of 2% compared to net income of $4.8 million, or $0.40 per basic and $0.38 per diluted share, for the twelve months of 2003. The net income and net income allocable to common stockholders for the twelve months ended December 31, 2004 included a payment to Mutual of $2.0 million as part of a settlement of outstanding litigation and a pretax gain on the sale of certain U.K./European dental assets of $3.0 million. For the year ended December 31, 2003, net income and net income allocable to common stockholders included a charge of $700,000 relating to a payment to West-ward Pharmaceutical Corporation to settle outstanding patent litigation.

     R&D expenses for the twelve months ended December 31, 2004 increased by nearly 62% to $8.8 million from $5.5 million during the twelve months ended December 31, 2003. This increase reflects the Company’s investment in the development of Periostat-MR for adult periodontitis, Oracea for the treatment of rosacea and products based on the Restoraderm technology platform. Total operating expenses in the fourth quarter of 2004, excluding the gain from the sale of the U.K./European dental assets, were $12.0 million, a 3% increase over total operating expenses in the fourth quarter of 2003, and reflect the Company’s commitment to invest a greater portion of its operating expense budget in R&D.

     “Our expenses for 2004 were consistent with the expense guidance we provided throughout 2004,” Ms. Broadbent continued. “Our combined gross margin on our U.S. sales of Periostat and Mutual’s branded version of Periostat were 90%. Selling, general and administrative expenses, excluding the Mutual and West-ward settlement payments, declined by nearly 10% to $29.8 million in 2004, and research and development expenses in 2004 increased by nearly 62% to $8.8 million. Importantly, all of our R&D programs achieved their critical milestones during 2004, most notably the completion of enrollment of our Phase III clinical trials for Oracea and Periostat-MR, where we enrolled a combined total of more than 760 patients.”

     Colin W. Stewart, president and chief executive officer of CollaGenex, commented, “We enter 2005 with a strong balance sheet and a robust pipeline, and we are well-positioned to maximize our growth potential based on our IMPACS and Restoraderm technologies. We created separate dental and dermatology divisions to increase our focus and improve efficiencies in both groups. We made considerable progress with our development products during 2004, including completing the enrollment of our Phase III studies for Periostat-MR and Oracea ahead of schedule, and we look forward to receiving the results of these studies during 2005.”

Highlights for the Fourth Quarter of 2004:

•	Completed patient screening and enrollment of more than 520 patients for our two multi-center, double-blinded, placebo-controlled Phase III clinical studies to evaluate the efficacy of Oracea™ for the treatment of rosacea. We anticipate the study will be completed in the second quarter of 2005.

•	Completed patient screening and enrollment of more than 240 patients for our multi-center, double-blinded, placebo-controlled Phase III clinical study to evaluate the efficacy of Periostat-MR™ for the treatment of adult periodontitis. We anticipate the study will be completed in the fourth quarter of 2005.

•	Sold the rights to its U.K. and European dental assets to Alliance Pharma plc, a U.K. specialty pharmaceutical company, for net proceeds of $3.0 million. These assets primarily consisted of the use of trademarks, U.K. and European governmental marketing authorizations, distribution agreements and other intangible assets relating to the sale of Periostat® in the U.K. and Europe. Sales of Periostat in the U.K. and Europe were approximately $560,000 for the year ended December 31, 2003. The sale of the U.K. and European dental assets reflects a strategic decision by CollaGenex to focus on our business in North America.

Recent Events:

•	Awaiting review of our motions in the United States District Court for the Eastern District of New York for a temporary restraining order and a preliminary injunction to prevent IVAX Pharmaceuticals Inc. and CorePharma LLC from introducing generic versions of Periostat® into the market in the United States.

Conference Call Information

     As previously announced, CollaGenex will hold a conference call on Thursday, March 10, 2005, at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter 2004 financial results. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

     For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on March 18, 2004 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 5669116.

About CollaGenex

     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, QLT USA, Inc.’s, the successor to Atrix Laboratories, Inc., products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc.

     Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat and other IMPACS™ compounds, including Oracea™, to assess whether they are safe and effective in these other applications. Oracea is currently in Phase III clinical trials to evaluate its effectiveness in treating rosacea, a dermatological condition. In addition, CollaGenex has acquired the Restoraderm™ technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

     To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

     Statements in this press release, including statements regarding future revenues, gross profits, margins, operating expenses and any other statements about management’s expectations, beliefs, goals, plans or prospects, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Annual Report on Form 10-K for the year ended December 31, 2003 and the most recent Form 10-Q for the Quarter ended September 30, 2004 under the sections “Additional Factors That May Affect Future Results” and “Additional Risks That May Affect Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat® is a registered trademark and Periostat-MR™, Restoraderm™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

Financial Tables Follow

Summary Financial Data
(In thousands, except share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Statement of Operations Data:
Revenues:
Net product sales	$13,048	$13,121	$51,739	$49,038
Contract revenues	57	958	237	3,122
License revenues	115	20	170	699

Total revenues	13,220	14,099	52,146	52,859

Operating Expenses:
Cost of product sales	1,856	1,802	7,446	7,362
Research and development	2,820	1,042	8,843	5,462
Selling, general and administrative	7,296	8,862	31,765	33,668
Gain on sale of UK/European Dental assets	(2,980)	—	(2,980)	—

Total operating expenses	8,992	11,706	45,074	46,492

Operating income	4,228	2,393	7,072	6,367
Other Income (Expense):
Interest income	182	64	421	148
Other income (expense)	(4)	(1)	2	(3)

Income before taxes	4,406	2,456	7,495	6,512

Income taxes	967	85	967	85

Net income	3,439	2,371	6,528	6,427
Preferred stock dividend	400	400	1,600	1,600

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income allocable to common stockholders	$3,039	$1,971	$4,928	$4,827

Net income per basic share allocable to common stockholders	$0.21	$0.14	$0.35	$0.40

Weighted average shares used in computing income per basic share allocable to common stockholders	14,385,317	13,795,864	14,264,687	12,094,638
Net income per diluted share allocable to common stockholders	$0.21	$0.14	$0.34	$0.38

Weighted average shares used in computing income per diluted share allocable to common stockholders	14,454,714	14,444,266	14,500,637	12,836,364

Selected Balance Sheet Data:	December 31, 2004	December 31, 2003

Cash and cash equivalents	$11,889	$32,670
Short-term investments	26,756	—
Accounts receivable	6,983	5,786
Inventories	2,692	1,672
Prepaid expenses and other current assets	2,096	1,732

Total current assets	50,416	41,860

Non-current assets	1,705	2,272

Total assets	$52,121	$44,132

Total current liabilities	10,702	9,850
Long-term liabilities	204	326

Total liabilities	10,906	10,176

Total stockholders’ equity	41,215	33,956

Total liabilities and stockholders’ equity	$52,121	$44,132

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